Exhibit 10.2

Execution Version

TRANSITION, SEPARATION AND RELEASE AGREEMENT

This Transition, Separation and Release Agreement (this “Agreement”), delivered on August 15, 2024 (the “Offer Date”), confirms the following understandings and agreements between AdaptHealth Corp. (the “Company”) and Shaw Rietkerk (hereinafter referred to as “you” or “your”).

WHEREAS, the parties entered into that certain Offer Letter, dated August 3, 2020 (as amended on September 22, 2023 and December 18, 2023, the “Offer Letter”), pursuant to which you currently serve as the Chief Operating Officer (“COO”) of the Company and its direct and indirect subsidiaries and affiliates (collectively, with the Company, the “Company Group”);

WHEREAS, you agree to resign from your role as COO, effective on the date determined by the Company which shall occur on or prior to September 30, 2024 (the effective date of such resignation being, the “Transition Date”), but remain employed by the Company in the new role of Chief Business Officer (“CBO”) commencing on the Transition Date until your separation date, effective as of the close of business on March 31, 2025 (the “Scheduled Separation Date”), or such earlier date as contemplated by this Agreement (the date on which your employment terminates, whether on the Scheduled Separation Date or earlier, is referred to herein as the “Separation Date”); and

WHEREAS, the parties agree that, on your Separation Date, subject to the conditions set forth in Section 2(d) of this Agreement, the circumstances of your termination of employment with the Company will be deemed a termination by the Company without “Cause” for purposes of any outstanding equity awards granted pursuant to the AdaptHealth Corp. Second Amended and Restated 2019 Stock Incentive Plan or any predecessor thereto (the “Plan”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, you and the Company hereby agree as follows:

1.             Opportunity for Review; Acceptance.

(a)               You have until September 5, 2024 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Jonathan Bush, General Counsel (the “Company Representative”) by email at jonathan.bush@adapthealth.com. You acknowledge that, to the extent that there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period will not recommence.

(b)               Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of your execution of this Agreement (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the Company Representative, in writing, as specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following your execution of this Agreement. Provided that this Agreement is executed during the Review Period and you do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed and delivered to the Company Representative shall be its effective date (the “Effective Date”). If you fail to execute and deliver this Agreement prior to the expiration of the Review Period, you revoke this Agreement during the Revocation Period, you fail to timely execute and deliver the Reaffirmation, or you revoke the Reaffirmation prior to the seventh (7th) calendar day following its execution, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations hereunder, provided, that, for the avoidance of doubt, the Restrictive Covenants (as defined below) to which you are bound will continue to remain in full force and effect.

2.             Employment Status; Transition Period; Transition Period Compensation.

(a)               Employment Status through the Separation Date. You acknowledge and agree that you will no longer serve in the role of COO, effective as of the Transition Date. You further acknowledge and agree that your employment with the Company Group will terminate effective as of the close of business on the Separation Date. You will not represent yourself as being an employee, officer, agent, or representative of any member of the Company Group after the Separation Date. During the period between the Transition Date and the Separation Date (the “Transition Period”), you will continue to be paid your annual base salary at the current rate of $500,000 per annum in accordance with the Company’s regular payroll practices, and continue to participate in all employee benefit plans and other programs or arrangements sponsored by or through the Company and any other member of the Company Group in which you are eligible to participate (the “Benefit Plans”); provided, that, in exchange for your right to receive the Consideration and the Equity Treatment (each as defined below), you agree to waive your right to receive payment of your target annual cash bonus opportunity in respect of the 2024 fiscal year (the “2024 Target Bonus”). During the Transition Period, you will (i) serve as the Company’s Chief Business Officer, reporting directly to the Company’s Chief Financial Officer, and have such duties and responsibilities typically associated with such position, (ii) devote your full business time, attention, skill and best efforts to the performance of your duties in a manner consistent with past practices, (iii) not engage in any other business activities or occupations, and (iv) not engage in any conduct that would give rise to Cause (as defined in the Offer Letter). You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Separation Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, X (f/k/a Twitter, and LinkedIn)) to reflect that you are no longer actively employed by the Company.

(b)               Accrued Benefits. You will be paid for (i) all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation, or earlier to the extent otherwise required by applicable law, (ii) your accrued but unused vacation as of the Separation Date to the extent required by the Company’s policies, and (iii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days following the Separation Date (the “Accrued Benefits”).

(c)               Separation Benefits. In consideration of your release and waiver of claims set forth in Section  3 below and in the reaffirmation of this Agreement in the form attached hereto as Exhibit A (the “Reaffirmation”), and subject to your execution, delivery and non-revocation of this Agreement and continued compliance with this Agreement, including but not limited to Sections  2(a), 11, 12, and 13 hereof, and in lieu of your right to receive the 2024 Target Bonus and the severance benefits to which you would otherwise be entitled to receive pursuant to the Offer Letter, provided that your employment is not terminated by you or by the Company for Cause prior to the Scheduled Separation Date and you perform your duties during the Transition Period in good faith, you will be entitled to the following separation benefits (the “Consideration”):

(i)                        payment of an amount equal to $750,000, payable in a single lump sum on the first regular payroll date following the Reaffirmation Effective Date (as defined in Exhibit A);

(ii)                       subject to your timely election of COBRA continuation coverage after the Separation Date and payment of your premiums associated with such COBRA continuation coverage, payment of a subsidy by the Company on your behalf to the Company Group’s health plans (the “COBRA Subsidy”), during the twelve-month period following the Separation Date (the “COBRA Severance Term”), so that, after giving effect to the COBRA Subsidy, you shall receive COBRA continuation coverage at the same rate that active, eligible employees pay for such coverage during the COBRA Severance Term; subject to the same coverage limits, deductibles, co-insurance provisions, and other terms and conditions applicable to you as of the Separation Date, with your contribution to such plan to be paid by you in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of the Company Group; and

(iii)                       all of your then-outstanding equity awards will remain outstanding and continue to vest through the Scheduled Separation Date.

(d)              Treatment of Equity Awards. Notwithstanding anything in the Plan or any of your outstanding equity award agreements to the contrary, provided that your employment is not terminated by you or by the Company for Cause prior to the Scheduled Separation Date and you perform your duties during the Transition Period in good faith, and subject to your execution, delivery and non-revocation of the Reaffirmation, you will be deemed to have experienced a Termination (as defined in the Plan) by the Company without Cause as of the Separation Date for all purposes under the Plan and any then-outstanding equity awards (the “Equity Treatment”).

(e)               Deferral of Payments. Notwithstanding the foregoing, in the event that any amount would otherwise have been payable as a result of Section 2(c) above following the Separation Date but prior to the Reaffirmation Effective Date, such amount shall not be paid until the first regular payroll date following the Reaffirmation Effective Date.

(f)                Full Discharge. You acknowledge and agree that you have agreed to waive your right to receive any severance benefits set forth in the Offer Letter and your 2024 Target Bonus in exchange for the Consideration and the Equity Treatment and that the payments and other benefits provided pursuant to this Section 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Offer Letter, any other alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)). You further hereby acknowledge that if you voluntarily terminate your employment or your employment is terminated by the Company for Cause during the Transition Period, you will forfeit your right to any payments, other than the Accrued Benefits, as set forth in this Section 2.

(g)               Taxes. All amounts provided hereunder, including without limitation, the payment of the Consideration, are subject to withholding for all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law.

3.             Release and Waiver of Claims.

(a)               As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)               For and in consideration of the payments and benefits described in Section 2(c) above and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, members, stockholders (including any management company of a stockholder), employees, and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state, or other laws, all of which you also hereby expressly waive.

(c)               You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise, and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.

(d)               You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding Sections.

(e)               Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to (i) your rights with respect to payment or provision of amounts under this Agreement; (ii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage); (iii) any claims that cannot be waived by law or that arise after the date on which you execute this Agreement; (iv) your right to indemnification, advancement, and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; (v) any rights or claims under the ADEA that may arise after the date that you execute this Agreement; (vi) your rights as a stockholder of the Company; or (vii) any rights or claims arising out of facts, events, or matters occurring after the date that you execute this Agreement.

(f)                You acknowledge and agree that, by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in this Section 3. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person) with respect to any claim or right waived in this Agreement, provided, that nothing in this Agreement will preclude you from receiving any monetary award or equitable remedy from any government agency or regulatory or law enforcement authority in connection with protected whistleblower activities.

(g)               You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries, or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

(h)               As of the date this Agreement is executed by the Company, the Company hereby represents and warrants that no member of Board nor any member of the Company’s management team (including each of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and other executive officers) is aware of any claims that the Company Group has against you or any facts or circumstances that could reasonably be expected to give rise to any such claims.

4.               Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)               are able to read the language, and understand the meaning and effect, of this Agreement;

(b)               have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)               are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration and the Equity Treatment, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)               acknowledge that, but for your execution of this Agreement, you would not be entitled to the Consideration and the Equity Treatment;

(e)               had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(f)                understand that, by entering into this Agreement, you do not waive rights or claims under the ADEA that may arise after the date you execute this Agreement;

(g)               have not relied upon any representation or statement not set forth in this Agreement made by the Company Group or any of its representatives;

(h)               were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(i)                 have signed this Agreement knowingly and voluntarily.

5.              No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge, or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge, or lawsuit, you agree that you shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. Notwithstanding anything to the contrary, nothing herein shall prevent or restrict you from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state, or local government agency; (ii) truthfully responding to or complying with a subpoena, court order, or other legal process; or (iii) exercising any rights you may have under applicable labor laws to engage in concerted activity with other employees.

6.              Reaffirmation of Transition and Separation Agreement. You agree to execute the Reaffirmation on or after the Separation Date and to deliver the executed Reaffirmation to the Company Representative on or after the Separation Date. You agree that if you do not timely execute and deliver the Reaffirmation or you revoke the Reaffirmation, you shall be required to forfeit or disgorge to the Company any equity awards that would not have vested had you not received the Consideration or the Equity Treatment and any amounts received by you in connection with the sale or disposition of such awards or the shares received pursuant to such equity awards. You agree that all Company covenants that relate to its obligations beyond the Separation Date are contingent on your execution, delivery and non-revocation of the Reaffirmation.

7.              No Re-Employment. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group. You affirmatively agree not to seek further employment with the Company or any other member of the Company Group. You acknowledge that if you re-apply for or seek employment with the Company or any other member of the Company Group, the Company’s or any other member of the Company Group’s refusal to hire you based on this provision will provide a complete defense to any claims arising from your attempt to apply for employment. Notwithstanding the foregoing, you will not be in violation of this section by seeking employment with an entity that is acquired by a member of the Company Group subsequent to the date on which you sought employment.

8.             Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives, and assigns.

9.              Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in Section  3 above, with full rights to enforce this Agreement and the matters documented herein.

10.           Cooperation.

(a)               You agree that you will provide reasonable cooperation to the Company or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Section 10(a).

(b)               You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) which in any way relates to your employment by the Company or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or the Company Representative’s successor or designee) and will, if permitted by the terms of the subpoena, make no disclosure until the Company or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this Section 10(b).

11.           Affirmation of Continuing Obligations. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, non-disparagement, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth in your Restrictive Covenant Agreement, dated as of August 3, 2020) (the “Restrictive Covenants”), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm, and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration and the Equity Treatment described in Section 2 above and upon any breach of the Restrictive Covenants, the Company shall be entitled to cease payments or the provision of the Consideration or the provision of the Equity Treatment and, if any Consideration was paid to you after the Separation Date, to an immediate refund of such Consideration already received by you and/or your forfeiture or disgorgement of any equity awards that would not have vested had you not received the Consideration or the Equity Treatment and any amounts received by you in connection with the sale or disposition of such awards or the shares received pursuant to such equity awards.

12.           Return of Property. You agree that you will promptly following the Separation Date return to the Company, and you will retain no copies of, all property belonging to the Company or any other member of the Company Group, including but not limited to all proprietary or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, iPhone or other mobile device, keys, credit card, identification card or badge, access card, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and voicemail code. If you discover after the Separation Date that you have retained any proprietary or confidential information (including, without limitation, proprietary or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration or the Equity Treatment described in Section  2 above unless and until you have satisfied all your obligations pursuant to this Section  12. Nothing in this Section  12 shall prevent you from retaining compensation-related information and copies of benefit plans and programs in which you retain an interest and such other records and documents reasonably necessary for tax-preparation purposes or as may be expressly approved by the Company.

13.           Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.

14.           Entire Agreement. This Agreement and the Restrictive Covenants constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement and the Restrictive Covenants supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants, including the Offer Letter.

15.           Governing Law; Jurisdiction; Arbitration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF FLORIDA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT state, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF florida AND FEDERAL COURTS LOCATED IN florida AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN-APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN-APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE Miami, Florida. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.

16.           Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, any other agreement, or your employment with the Company, the parties agree first to notify each other of such dispute and engage in prompt and serious good faith discussions to resolve the dispute. If such discussions fail to resolve the dispute within 30 days, the parties shall try to resolve the dispute through mediation using the services of JAMS. If such mediation fails to resolve the dispute, the parties shall submit the dispute to arbitration using procedure described in Section 15 above.

17.           Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

18.           Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

ADAPTHEALTH CORP.

By:	/s/ Suzanne Foster
Name:	Suzanne Foster
Title:	Chief Executive Officer

Shaw Rietkerk

/s/ Shaw Rietkerk
SHAW RIETKERK

Dated: August 21, 2024

[Signature Page to S. Rietkerk Transition, Separation and Release Agreement]

Exhibit A

REAFFIRMATION OF Transition, Separation and Release Agreement

By signing this Reaffirmation of Separation Agreement (this “Reaffirmation”), I confirm and reaffirm my understanding and agreement to the commitments set forth in my Transition, Separation and Release Agreement (the “Separation Agreement”), dated August 21, 2024 with AdaptHealth Corp. (the “Company”) as of the Separation Date (as defined in the Separation Agreement) or the date that I sign this Reaffirmation if such date is later (the “Reaffirmation Effective Date”), and my agreement that I will receive consideration in exchange for the commitments set forth in the Separation Agreement. By signing and dating in the space provided below, I confirm my acceptance of the payment of the severance package offered to me by the Company.

I hereby ratify and reaffirm the commitments set forth in the Separation Agreement as of the Separation Date or the date I sign this reaffirmation if such date is later, and acknowledge and agree that the release and waiver of claims set forth in Section 3 of the Separation Agreement will hereinafter apply with respect to any “claims” (as defined therein) that arise through the Reaffirmation Effective Date.

SHAW RIETKERK

Dated:	, 20

Please sign and date the above on or within 21 days after the Separation Date, and return one signed Reaffirmation to the Company Representative (as defined in the Separation Agreement). After this signed document is received by the Company, the Company will pay or provide to you the Consideration (as defined in the Separation Agreement) and you will receive the Equity Treatment in accordance with the terms of the Separation Agreement.